Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Announces Quarterly Dividend;
Stuart Parker to Assume Lead Director Role

CHICAGO, May 4, 2022 — Kemper Corporation (NYSE: KMPR) announced today that its Board of Directors has declared a quarterly dividend of $0.31 per share. The dividend is payable on May 31, 2022, to its shareholders of record as of May 16, 2022.

In addition, Kemper announced that its independent directors of the Board have selected Stuart B. Parker to succeed Robert J. Joyce as independent lead director, effective immediately. Joyce, who joined the Kemper board in August 2012 and served as chairman from November 2015 to May 2021, will continue to serve as a board member, including as a member of the Governance and Risk Committees. Parker has been a Kemper Board member since November 2020 and is a member of the board’s Audit and Risk Committees.

“I’d like to thank Bob for having served in the roles as chairman and lead director,” said Joseph P. Lacher, Jr., Kemper’s President, CEO and Chairman. “His dedication to Kemper has made us a better company, and I look forward to his continued service on our board. Stuart’s deep expertise in the insurance industry is a great asset to Kemper, and I know his leadership will continue to help advance our strategy and make a strong impact.”

“Stuart’s industry experience and track record as an accomplished leader have enabled him to make valuable contributions to our board,” said Joyce. “I have all the confidence in his ability to take on the role of Lead Director and look forward to his leadership.”

About Kemper
The Kemper family of companies is one of the nation’s leading specialized insurers. With approximately $15 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper serves over 6.4 million policies, is represented by approximately 35,500 agents and brokers, and has approximately 10,400 associates dedicated to meeting the ever-changing needs of its customers.

Learn more about Kemper at kemper.com.

Contacts
Investors: Karen Guerra, 312.661.4930 or investors@kemper.com
Media: Barbara Ciesemier, 312.661.4521 or bciesemier@kemper.com